UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2014

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2014, Orion Energy Systems, Inc. (the “Company”) promoted Marc Meade, age 28, to the position of Executive Vice President and entered into an Executive Employment and Severance Agreement (the “Employment Agreement”) with him. As Executive vice President, Mr. Meade will oversee and support all of the Company’s business units in order to build a supportive and collaborative organizational culture with a focus on quality execution.

Mr. Meade previously served as our Senior Vice President of Finance and Operations since November 2012, as Vice President of Finance and Operations of Orion Asset Management and Director of Finance from February 2012 until November 2012, as Finance and Taxation Manager from 2010 until February 2012 and as Director of Business Development from 2009 to 2010. Prior to joining us in May 2009, Mr. Meade was Staff Assistant at Schenck SC in the government and not-for-profit solutions division from January 2009 until May 2009. Mr. Meade graduated from Lakeland College in May 2009 with a Bachelor of Arts in accounting with an emphasis in taxation and minor in economics. There are no arrangements between Mr. Meade and any other person pursuant to which he was selected to serve as an executive, nor are there any transactions in which the Company is a participant in which he has a material interest.

The Employment Agreement is for an initial term of one year through December 31, 2014, after which the Employment Agreement may be renewed by the Company upon written notice for successive one year periods. The Employment Agreement provides for an annual base salary of $210,000, a grant of 25,000 shares of restricted stock vesting 20% annually over a term of five years and for participation by Mr. Meade in the Company’s annual and/or long-term bonus plans as well as the Company’s employee benefit plans made available to other senior executives. Mr. Meade will participate in the Company’s fiscal 2014 cash bonus program for executives and will have a target maximum bonus equal to 35% of his base salary. The total bonus pool under the Company’s fiscal 2014 cash bonus program for executives will be increased to account for participation by Mr. Meade.

The Employment Agreement also provides that Mr. Meade is entitled to certain severance payments and other benefits upon a qualifying employment termination, including certain enhanced protections under such circumstances occurring after a “Change of Control” (as defined in the Employment Agreement) of the Company. If Mr. Meade’s employment is terminated without “Cause” (as defined in the Employment Agreement) or for “Good Reason” (as defined in the Employment Agreement) prior to the end of the employment period, Mr. Meade will be entitled to a severance benefit payable over an 18-month period equal to the sum of his base salary plus the average of the prior three years’ bonuses and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. If Mr. Meade is terminated without “Cause” or for “Good Reason” following a “Change of Control” prior to the end of the employment period, Mr. Meade will be entitled to a severance benefit payable over an 18-month period equal to two times the sum of his base salary plus the average of the prior three years’ bonuses and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, Mr. Meade must execute and deliver to the Company (and not revoke) a general release of claims. The Employment Agreement also requires Mr. Meade not to, during the term of the employment and for following the termination of employment, (i) disclose any confidential information of the Company, (ii) compete with the Company (for a term of 18 months following termination of employment) or (iii) solicit the employees or other persons with business relationships with the Company (for a term of 18 months following termination of employment).

A copy of the Employment Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibit 10.1 Executive Employment and Severance Agreement, dated as of January 1, 2014, by and between Orion Energy Systems, Inc. and Marc Meade

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: January 6, 2014	By:	/s/ Scott R. Jensen
Scott R. Jensen
Chief Financial Officer